                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  SCHEDULE 13D

                                (AMENDMENT NO. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               VIA NET.WORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 VOTING COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     925912

--------------------------------------------------------------------------------
                                 (CUSIP Number)

Ernest Mysogland                      with a copy to:
ISIS Capital Management, LLC
1465 Post Road East, 2d Floor         George Y. Liu
Westport, Connecticut 06880           Boies, Schiller & Flexner LLP
Tel. No.: (203) 259-7387              333 Main St.
                                      Armonk, New York 10504
                                      Tel. No.: (914) 749-8200

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                January 13, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: { }

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      ISIS Capital Management, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                   NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           157,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           695,925
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           157,000
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           695,925

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      852,925

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                  {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Rodney Bienvenu

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  PF

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           10,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           852,925
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           10,000
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           852,925

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Richard Rofe

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  PF

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           165,200
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           852,925
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           165,200
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           852,925

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ernest Mysogland

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           852,925
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           0
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           852,925

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Kevin Goodman

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  PF

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           95,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           852,925
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           95,000
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           852,925

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            852,925

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Securities, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                   WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           699,371
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           699,371
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            699,371

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.2%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      BD, 00

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Capital Group, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           1,928,477
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           1,928,477
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,928,477

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.4%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IA, OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      C4S & Co., LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           1,928,477
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           1,928,477
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,928,477

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.4%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Advisors, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           409,692
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           409,692
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            409,692

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IA, OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Peter A. Cohen

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           1,928,477
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           0
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           1,928,477

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,928,477

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.4%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Morgan B. Stark

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           1,928,477
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           0
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           1,928,477

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,928,477

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.4%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Thomas W. Strauss

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           1,928,477
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           0
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           1,928,477

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,928,477

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.4%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Jeffrey Solomon

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           1,928,477
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           0
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           1,928,477

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,928,477

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.4%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      RCG Ambrose Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           409,707
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    -----------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           409,707
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            409,707

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      RCG Carpathia Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           409,707
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           409,707
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            409,707

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           409,692
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           409,692
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            409,692

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                                CUSIP No. 925912
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      ISIS ACQUISITION PARTNERS, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           157,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           157,000
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            157,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .3%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                                CUSIP No. 925912
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      NEW WORLD ACQUISITION, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           390,725
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           390,725
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                                CUSIP No. 925912
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      NEW WORLD REALTY HOLDINGS, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           390,725
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           390,725
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                                CUSIP No. 925912
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      SETH B. LIPSAY

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           390,725
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           0
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           390,725

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                                CUSIP No. 925912
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      STEVEN H. SHEPSMAN

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES

--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           390,725
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           0
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           390,725

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            390,725

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .7%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                                CUSIP No. 925912
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      ARCADIA PARTNERS, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           35,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           35,000
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            35,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                                CUSIP No. 925912
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      ARCADIA CAPITAL MANAGEMENT, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) {X}
                                                                  (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                  NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                  { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                        7  SOLE VOTING POWER
NUMBER OF SHARES           35,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8  SHARED VOTING POWER
REPORTING PERSON           0
WITH                    --------------------------------------------------------
                        9  SOLE DISPOSITIVE POWER
                           35,000
                        --------------------------------------------------------
                        10 SHARED DISPOSITIVE POWER
                           0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            35,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                            {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

--------------------------------------------------------------------------------

                         AMENDMENT NO. 2 TO SCHEDULE 13D

The Schedule 13D relating to the voting Common Stock, par value $0.001 per share (the "Common Stock") of VIA NET.WORKS, Inc., a Delaware corporation (the "Issuer"), having its principal executive offices at H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands, which was filed with the U.S. Securities and Exchange Commission on December 15, 2003 and amended on January 13, 2004 (as amended, the "Prior Schedule") by the Reporting Persons (as defined below) is hereby amended to furnish additional information set forth herein. All capitalized terms not otherwise defined shall have the meanings ascribed to such terms in the Prior Schedule.

This amendment is filed by ISIS Acquisition Partners, LLC ("IAP"), ISIS Capital Management, LLC ("ISIS"), Rodney Bienvenu, Richard Rofe, Ernest Mysogland, Kevin Goodman, New World Acquisition, LLC, New World Realty Holdings, LLC, Seth B. Lipsay, Steven H. Shepsman, Arcadia Partners, L.P., Arcadia Capital Management, LLC, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co. LLC, Ramius Advisors, LLC, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey Solomon, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. (collectively, the "ISIS Group" or the "Reporting Persons").

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 is amended by adding the following:

After taking into account the purchases and sales of Common Stock of the Issuer set forth in Item 5(c) of the Amendment, the net investment cost (including commissions, if any) of the shares of Common Stock directly owned by the named members of the ISIS Group is as follows:

ISIS GROUP MEMBER                     NET INVESTMENT COST
-----------------                     -------------------
Ramius Securities, LLC                           $999,968
RCG Ambrose Master Fund, Ltd.                    $599,236
RCG Carpathia Master Fund, Ltd.                  $599,236
Ramius Master Fund, Ltd.                         $599,184

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Item 5 is amended by adding the following:

(a) and (b)

As of the date hereof, the ISIS Group beneficially owns an aggregate of 2,781,402 shares of Common Stock, representing 4.9% of the outstanding shares of Common Stock.

IAP beneficially owned, as of the date hereof, 157,000 shares of Common Stock, representing .3% of the outstanding shares of Common Stock. IAP has the sole power to vote and dispose of the Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, ISIS may be deemed to have beneficial ownership of the 157,000 shares of Common Stock held by IAP. ISIS has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the 157,000 shares of Common Stock held by IAP. Messrs. Bienvenu, Rofe, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by IAP.

New World Acquisition, LLC beneficially owned, as of the date hereof, 390,725 shares of Common Stock, representing .7% of the outstanding shares of Common Stock. New World Acquisition, LLC has the sole power to vote and dispose of the

Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, New World Realty Holdings, LLC may be deemed to have beneficial ownership of the 390,725 shares of Common Stock held by New World Acquisition, LLC. New World Realty Holdings, LLC has sole voting and disposition power with respect to the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Shepsman and Lipsay may be deemed to have indirect beneficial ownership of the 390,725 shares of Common Stock held by New World Acquisition, LLC. Messrs. Shepsman and Lipsay share voting and disposition power over the shares of Common Stock held by New World Acquisition, LLC.

By virtue of the agreements described in Item 6 of the Prior Schedule, ISIS may be deemed to have beneficial ownership of the 390,725 shares of Common Stock owned by New World Acquisition, LLC. ISIS has shared voting and disposition power over the shares of Common Stock held by New World Acquisition, LLC. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the 390,725 shares of Common Stock owned by New World Acquisition, LLC. Messrs. Bienvenu, Rofe, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by New World Acquisition, LLC.

Arcadia Partners, L.P. beneficially owned, as of the date hereof, 35,000 shares of Common Stock, representing .1% of the outstanding shares of Common Stock. Arcadia Partners, L.P. has the sole power to vote and dispose of the Common Stock beneficially owned by it. By virtue of the relationships described under
Item 2 of the Prior Schedule, Arcadia Capital Management, LLC may be deemed to have beneficial ownership of the 35,000 shares of Common Stock held by Arcadia Partners, L.P. Arcadia Capital Management, LLC has sole voting and disposition power with respect to the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Mr. Rofe may be deemed to have indirect beneficial ownership of the 35,000 shares of Common Stock held by Arcadia Partners, L.P. Mr. Rofe has sole voting and disposition power over the shares of Common Stock held by Arcadia Partners, L.P.

By virtue of the agreements described in Item 6, ISIS may be deemed to have beneficial ownership of the 35,000 shares of Common Stock owned by Arcadia Partners, L.P. ISIS has shared voting and disposition power over the shares of Common Stock held by Arcadia Partners, L.P. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the 35,000 shares of Common Stock owned by Arcadia Capital, L.P. Messrs. Bienvenu, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by Arcadia Partners, L.P.

Rodney Bienvenu beneficially owned, as of the date hereof, 10,000 shares of Common Stock, representing less than .1% of the outstanding shares of Common Stock. Mr. Bienvenu has the sole power to vote and dispose of the Common Stock beneficially owned by him.

Richard Rofe beneficially owned, as of the date hereof, 165,200 shares of Common Stock, representing .3% of the outstanding shares of Common Stock. Mr. Rofe has the sole power to vote and dispose of the Common Stock beneficially owned by him.

Kevin Goodman beneficially owned, as of the date hereof, 95,000 shares of Common Stock, representing .2% of the outstanding shares of Common Stock. Mr. Goodman has the sole power to vote and dispose of the Common Stock beneficially owned by him.

By virtue of the agreements described in Item 6 of the Prior Schedule, ISIS may be deemed to have beneficial ownership of the aggregate 270,200 shares of

Common Stock owned by Rodney Bienvenu, Richard Rofe, and Kevin Goodman. ISIS has shared voting and disposition power over the shares of Common Stock held by Rodney Bienvenu, Richard Rofe, and Kevin Goodman. By virtue of the relationships described under Item 2 of the Prior Schedule, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the aggregate 270,200 shares of Common Stock owned by Rodney Bienvenu, Richard Rofe, and Kevin Goodman. Messrs. Bienvenu, Rofe, Mysogland, and Goodman share voting and disposition power over the shares of Common Stock held by Rodney Bienvenu, Richard Rofe, and Kevin Goodman.

By virtue of being a member of the ISIS Group, ISIS may be deemed to have indirect beneficial ownership of the aggregate 1,928,477 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. By virtue of being members of ISIS Group, Messrs. Bienvenu, Rofe, Mysogland, and Goodman may be deemed to have indirect beneficial ownership of the aggregate 1,928,477 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd.

As of the date hereof, Ramius Securities, LLC beneficially owns an aggregate of 699,371 shares of Common Stock, representing 1.2% of the outstanding shares of Common Stock. Ramius Securities, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC may be deemed to have beneficial ownership of the 699,371 shares of Common Stock held by Ramius Securities, LLC. Ramius Capital Group, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it.

As of the date hereof, RCG Ambrose Master Fund, Ltd. beneficially owns an aggregate of 409,707 shares of Common Stock, representing .7% of the outstanding shares of Common Stock. RCG Ambrose Master Fund, Ltd. has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC may be deemed to have beneficial ownership of the 409,707 shares of Common Stock held by RCG Ambrose Master Fund, Ltd. Ramius Capital Group, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it.

As of the date hereof, RCG Carpathia Master Fund, Ltd. beneficially owns an aggregate of 409,707 shares of Common Stock, representing .7% of the outstanding shares of Common Stock. RCG Carpathia Master Fund, Ltd. has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC may be deemed to have beneficial ownership of the 409,707 shares of Common Stock held by RCG Carpathia Master Fund, Ltd. Ramius Capital Group, LLC has sole voting and disposition power over the shares of Common Stock beneficially owned by it.

As of the date hereof, Ramius Master Fund, Ltd. beneficially owns an aggregate of 409,692 shares of Common Stock, representing .7% of the outstanding shares of Common Stock. Ramius Master Fund, Ltd. has sole voting and disposition power over the shares of Common Stock beneficially owned by it. By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Advisors, LLC may be deemed to have beneficial ownership of the 409,692 shares of Common Stock held by Ramius Master Fund, Ltd. Ramius Advisors, LLC has sole voting and dispositive power over the shares of Common Stock beneficially owned by it.

By virtue of the relationships described under Item 2 of the Prior Schedule, Ramius Capital Group, LLC and C4S & Co., LLC may both be deemed to have indirect beneficial ownership of the 1,928,477 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. Ramius Capital Group, LLC and C4S &

Co., LLC each have sole voting and dispositive power over the shares of Common Stock beneficially owned by it. In addition, by virtue of the relationships described under Item 2 of the Prior Schedule, each of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey Solomon may be deemed to have indirect beneficial ownership of the 1,928,477 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power over the 1,928,477 shares of Common Stock owned by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd.

To the best knowledge of the Reporting Persons, none of the persons or entities listed in Item 2 beneficially owns any other shares of the Issuer. Each of the Reporting Persons disclaims beneficial ownership of shares solely as a result of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended.

(c)

The transactions in the Common Stock effected by the Reporting Persons since January 12, 2004, the date of the amendment to the Prior Schedule, are set forth below. All of such transactions represent open market transactions.

                                                          NUMBER    PRICE
                                                              OF      PER
REPORTING PERSON                 TRADE DATE    BUY/SELL   SHARES    SHARE
----------------                 ----------    --------   ------    -----
Ramius Securities, LLC              1/13/04      Sold     35,505    $2.14
RCG Ambrose Master Fund, Ltd.       1/13/04      Sold     21,036    $2.14
RCG Carpathia Master Fund, Ltd.     1/13/04      Sold     21,036    $2.14
Ramius Master Fund, Ltd.            1/13/04      Sold     21,046    $2.14

Note:  Price per share includes any commissions charged.

(e)

On January 13, 2004, each of the members of the ISIS Group ceased to be the beneficial owners of more than 5% of the Common Stock.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: January 13, 2004

ISIS ACQUISITION PARTNERS, LLC

By: ISIS CAPITAL MANAGEMENT, LLC
Its: Managing Member

     By:/s/ Ernest Mysogland
     --------------------------
     Name:   Ernest Mysogland
     Title:  Managing Member

ISIS CAPITAL MANAGEMENT, LLC

     By: /s/ Ernest Mysogland
     --------------------------
     Name:  Ernest Mysogland
     Title: Managing Member

/s/ Ernest Mysogland
---------------------
Ernest Mysogland, Individually and as
attorney-in-fact for each of Rodney Bienvenu,
Richard Rofe, and Kevin Goodman

RAMIUS SECURITIES, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

      By: C4S & Co., LLC
      Its: Managing Member

      By: /s/ Morgan B. Stark
      --------------------------
      Name:   Morgan B. Stark
      Title:  Managing Member

RAMIUS CAPITAL GROUP, LLC

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark
     --------------------------
     Name:   Morgan B. Stark
     Title:  Managing Member

C4S & Co., LLC

By:  /s/ Morgan B. Stark
-------------------------------
Name:   Morgan B. Stark
Title:  Managing Member

RCG AMBROSE MASTER FUND, LTD.

By: /s/ Morgan B. Stark
-------------------------------
Name:   Morgan B. Stark
Title:  Authorized Person

RCG CARPATHIA MASTER FUND, LTD.

By: /s/ Morgan B. Stark
-------------------------------
Name:   Morgan B. Stark
Title:  Authorized Person

RAMIUS MASTER FUND, LTD.

By:  /s/ Morgan B. Stark
-------------------------------
Name:   Morgan B. Stark
Title:  Authorized Person

/s/ Morgan B. Stark
-------------------------------
Morgan B. Stark, Individually and as
attorney-in-fact for each of Peter A. Cohen,
Thomas W. Strauss and Jeffrey Solomon

RAMIUS ADVISORS, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark
     --------------------------
     Name:   Morgan B. Stark
     Title:  Managing Member

NEW WORLD ACQUISITION, LLC

By:  New World Realty Holdings, LLC
Its: Member

     By: /s/ Steven H. Shepsman
     --------------------------
     Name:   Steven H. Shepsman
     Title:  Authorized Person

NEW WORLD REALTY HOLDINGS, LLC

By:  /s/ Steven H. Shepsman
-------------------------------
Name:   Steven H. Shepsman
Title:  Authorized Person

/s/ Steven H. Shepsman
-------------------------------
Steven H. Shepsman, Individually and as
attorney-in-fact for Seth B. Lipsay

ARCADIA PARTNERS, L.P.

By:  Arcadia Capital Management, LLC
Its: General Partner

     By: /s/ Richard Rofe
     --------------------------
     Name:   Richard Rofe
     Title:  Member

ARCADIA CAPITAL MANAGEMENT, LLC

By:  /s/ Richard Rofe
--------------------------
Name:   Richard Rofe
Title:  Member